Exhibit 10.1

GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	JEFFERIES GROUP, INC. 520 Madison Avenue New York, New York 10022

PERSONAL AND CONFIDENTIAL

June 20, 2010

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656
Attention: Peter Blott

Biovail Corporation
7150 Mississauga Road
Mississauga, Ontario
L5N 8M5
Attention: Peggy Mulligan

Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which each of Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, “Goldman Sachs”), Jefferies Group, Inc. (“Jefferies”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”, and together with Goldman Sachs and Jefferies, the “Commitment Parties”) is exclusively authorized by Valeant Pharmaceuticals International, a Delaware corporation (the “Company”) and Biovail Corporation, a Canadian corporation (together with its subsidiaries, the “Merger Party” and, together with the Company, “you”), to act as joint lead arranger, joint bookrunner and joint syndication agent in connection with, and commits to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B and C hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given in the Annexes hereto.

You have informed the Commitment Parties that the Company intends to consummate a merger transaction with the Merger Party, pursuant to which the Company will merge (the “Merger”) with and into a newly-formed, wholly-owned subsidiary of the Merger Party, with the Company as the surviving entity. In connection with, and immediately prior to, the Merger, the Company will (i) tender for or call for redemption all of the Company’s 8.375% Senior Notes due 2016 (the “2016 Notes”) and all of the Company’s 7.625% Senior Notes due 2020 (the “2020 Notes” and, together with the 2016 Notes, the “Existing Notes”) and solicit consents from the holders of the Existing Notes to amend the indentures pursuant to which the Existing Notes were issued (the repayment of such Existing Notes, along with any related fees, expenses and premiums, and the consent solicitation of the holders of the Existing Notes, along with any related fees and expenses, collectively, the “Refinancing”) upon terms and conditions reasonably satisfactory to the Commitment Parties and (ii) pay a cash dividend of $1,314.0 million to the Company’s existing shareholders (the “Dividend”). You have also informed us that the Refinancing, the Dividend, the Post-Merger Special Dividend (as defined in the Merger Agreement), the Transaction Expenses and the working capital requirements of the Company and the Merger Party after consummation of the Merger will be financed from the following sources:

●	$500.0 million under a senior secured term loan A facility (the “Term A Facility”) having the terms set forth on Annex B;

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up to $2,272.0 million under a senior secured term loan B facility (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”) having the terms set forth on Annex B, which shall be available to the Company as follows:

○	up to $1,972.0 million shall be available on the Closing Date to fund the Refinancing and the Dividend;

○
$300.0 million shall be available on or prior to the later of (i) December 31, 2010 or (ii) 60 days after the Closing Date, to fund the Post-Merger Special Dividend to the shareholders of Parent after the consummation of the Merger;

provided that the amount of the Term B Facility available to the Company on the Closing Date shall be reduced on a dollar-for-dollar basis by (i) the net proceeds of any issuance of debt securities (the “Securities”) consummated by the Company after the date hereof and on or prior to the Closing Date, (ii) the aggregate principal amount of Existing Notes that remain outstanding on the Closing Date, after giving effect to the making of the loans under the Senior Facilities and the Refinancing and (iii) 50% of the net proceeds from the sale of properties or assets or any interests therein that, individually or in a series of related transactions, generate net proceeds in excess of $25.0 million, until the aggregate net proceeds after the date hereof equals $400.0 million and then 100% of any additional asset sale proceeds (except for sales of pharmaceutical products in the ordinary course of business, which shall not be subject to this clause (iii)); and

●	$250.0 million under a senior secured revolving credit facility (the “Revolving Facility”; and, together with the Term Facilities, the “Senior Facilities”) having the terms set forth on Annex B.

1.           Commitments: Titles and Roles.

Each of GSLP, Morgan Stanley and Jefferies is pleased to confirm its commitment to act, and you hereby appoint each of GSLP, Morgan Stanley and Jefferies to act, as joint lead arranger, joint bookrunner and joint syndication agent in connection with the Senior Facilities and (i) GS Bank is pleased to advise you of its several (but not joint) commitment to provide the Borrower with 45% of the Senior Facilities, (ii) Morgan Stanley is pleased to advise you of its several (but not joint) commitment to provide the Borrower with 45% of the Senior Facilities, and (iii) Jefferies is pleased to advise you of its several (but not joint) commitment to provide the Borrower with 10% of the Senior Facilities, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (referred to below).  In addition, you hereby appoint GSLP to act as administrative agent (the “Administrative Agent”) for the Senior Facilities.  You agree that GSLP will have “left” placement in any and all marketing materials or other documentation used in connection with the Senior Facilities.  You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Senior Facilities unless you and we shall so agree.  Our fees for our commitment and for services related to the Senior Facilities are set forth in a separate fee letter (the “Fee Letter”) entered into by the Company, the Merger Party and the Commitment Parties on the date hereof.

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2.           Conditions Precedent.

Each Commitment Party’s commitment and agreements hereunder are subject to the following condition: since January 1, 2010, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined below) on either the Company and its subsidiaries or the Merger Party.  Each Commitment Party’s commitments and agreements are also subject to the satisfactory negotiation, execution and delivery of appropriate definitive loan documents relating to the Senior Facilities including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, real property security agreements, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) to be based upon and substantially consistent with the terms set forth in this Commitment Letter (it being agreed that the Loan Documents shall not contain any conditions precedent to the initial borrowing under the Senior Facilities on the Closing Date other than the conditions precedent expressly set forth herein and in Annexes B and C hereto, and the terms of the Loan Documents will be such that they do not impair the availability of the Senior Facilities on the Closing Date if such conditions are satisfied, it being understood that, to the extent the creation or perfection of any security interest in the collateral (as contemplated in Annex B hereto) is not or cannot be provided or perfected on the Closing Date (other than (i) the pledge and perfection of collateral with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code, (ii) filings with the U.S. patent and trademark office and the U.S. copyright office with respect to intellectual property collateral and (iii) to the extent applicable, the delivery of certificated securities representing intercompany debt or equity interests required to constitute collateral and related security powers) after your use of commercially reasonable efforts to do so, then the creation or perfection, as the case may be, of such security interest shall not constitute a condition precedent to the availability of the Senior Facilities on the Closing Date, but shall instead be provided as promptly as reasonably practicable after the Closing Date (and in any event within 30 days after the Closing Date plus any extensions granted by the Administrative Agent in its sole discretion) pursuant to arrangements to be mutually agreed upon by the Company and the Administrative Agent).  Each Commitment Party’s commitment is also subject to the Company having entered into an engagement letter with one or more investment banks (the “Investment Banks”) reasonably acceptable to the Commitment Parties, pursuant to which the Company engaged the Investment Banks in connection with a potential issuance of Securities.

As used in the prior paragraph, “Material Adverse Effect” means, with respect to any person, any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such person and its subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such person and any of its subsidiaries operate, except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, Canada or any foreign jurisdiction, except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate, (iii) any failure, in and of itself, by such person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such person or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price, credit rating or trading volume of such person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law (as defined in the Merger Agreement), regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement or (viii) any hurricane, tornado, flood, earthquake or other natural disaster.

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Notwithstanding anything in this Commitment Letter, the Fee Letter or the Loan Documents to the contrary, the only representations relating to the Company, the Merger Party and their respective subsidiaries the accuracy of which will be a condition to the availability of the Senior Facilities on the Closing Date will be (i) the representations made by or with respect to the Company, the Merger Party and their respective subsidiaries in the Merger Agreement (but only to the extent that the Company or the Merger Party has the right to terminate its obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations and warranties in the Merger Agreement) and (ii) the Specified Representations (as defined below).

As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Senior Facilities; due execution; delivery and enforceability of such documentation; solvency; no conflicts with laws; charter documents or material agreements; Federal Reserve margin regulations; the Investment Company Act, Patriot Act; status of the Senior Facilities as first lien senior debt; and, except as provided above, the creation, perfection and priority of the security interests granted in the proposed collateral.

3.           Syndication.

The Arrangers intend, and reserve the right, to syndicate the Senior Facilities to the Lenders promptly following the date hereof, and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Arrangers.  The Arrangers will select the Lenders after consultation with you.  The Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter.  The Arrangers will, in consultation with you, determine the final commitment allocations and will notify the Company of such determinations.  You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of the Company and the Merger Party and their respective subsidiaries.  To facilitate an orderly and successful syndication of the Senior Facilities, you agree that, until the earliest of (x) the termination of the syndication as determined by the Arrangers, (y) the consummation of a Successful Syndication (as defined in the Fee Letter) and (z) 90 days after the Closing Date, neither the Company nor the Merger Party (including, in each case, their respective subsidiaries) will syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt or equity security of the Merger Party or the Company or any of their respective subsidiaries or affiliates (other than (a) the Senior Facilities and other indebtedness contemplated hereby to remain outstanding after the Closing Date and (b) the issuance of (i) common equity of the Merger Party to shareholders of the Company on the Closing Date, (ii) the Securities (if any), (iii) equity issued in connection with the conversion of any convertible debt securities of the Company or the Merger Party, hedging arrangements or warrants and (iv) equity pursuant to employee stock plans of the Company and the Merger Party and other similar arrangements to be mutually agreed upon by you and the Arrangers) without the prior written consent of the Arrangers.

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You agree to cooperate with the Commitment Parties, in connection with (i) the preparation of one or more information packages regarding the business, operations and financial projections of the Company and the Merger Party (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company or the Merger Party deemed reasonably necessary by the Commitment Parties to complete the syndication of the Senior Facilities including, without limitation, using commercially reasonable efforts to obtain (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”) for the Company, (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) for the Company and (c) a public credit rating for the Senior Facilities from each of Moody’s and S&P, and (ii) the presentation of one or more information packages reasonably acceptable in format and content to the Commitment Parties (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Senior Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company and the Merger Party with prospective Lenders and participation of such persons in meetings).  You further agree that the commitments and agreements of the Commitment Parties hereunder are conditioned upon your satisfaction of the requirements of the foregoing provisions of this paragraph by a date sufficient to afford the Arrangers a period of at least 30 consecutive days following the launch of the general syndication of the Senior Facilities to syndicate the Senior Facilities prior to the Closing Date (as defined in Annex B); provided that such period will not include any day from and including August 23, 2010 through September 6, 2010 or December 18, 2010 through January 3, 2011.  You will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered to the Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof.  You agree that Information regarding the Senior Facilities and Information provided by the Company and the Merger Party or their respective representatives to the Arrangers in connection with the Senior Facilities (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous securities issuances by the Company or the Merger Party) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Senior Facilities or otherwise, in accordance with the Arrangers’ standard syndication practices, and you acknowledge that neither the Arrangers nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of any Arranger or any of its affiliates or any of their respective directors, employees, advisors or agents.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, the Merger Party or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”).  At the request of the Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Merger Party or their respective affiliates or securities.  It is understood that in connection with your assistance described above, at the request of the Arrangers, you will provide, and cause all other applicable persons to provide, authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders, containing a representation to the Arrangers that the public-side version does not include material non-public information about the Company, the Merger Party or their respective affiliates or its or their respective securities.  In addition, you will clearly designate as such all Information provided to the Commitment Parties by or on behalf of the Company or the Merger Party which is suitable to make available to Public Lenders.  You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Lenders that are not Public Lenders: (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Senior Facilities.

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4.           Information.

You represent and covenant that (i) all written Information (other than financial projections and information of a general economic or industry specific nature) provided directly or indirectly by the Merger Party or the Company to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when furnished and when taken as a whole and giving effect to all supplements thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections that have been or will be made available to the Arrangers or the Lenders in connection with the transactions contemplated hereunder by or on behalf of the Company or the Merger Party have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.  You agree that if at any time prior to the Successful Syndication of the Senior Facilities as determined by the Arrangers, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5.           Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification.  You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.           Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Each of the Commitment Parties may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and, as provided above, to any Lender prior to the Closing Date; provided that any assignment by a Commitment Party to any potential Lender made prior to the Closing Date shall not relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned.  Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

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7.           Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Company and the Merger Party and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such communications and discussions to the Company’s and the Merger Party’s respective directors, employees, agents and advisors who are directly involved in the consideration of the Senior Facilities and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter, the Fee Letter and such communications and discussions as required by applicable law, rule or regulation or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law), (iii) the terms of this Commitment Letter (but not the Fee Letter or the terms thereof, other than the aggregate amount of financing fees payable to the Commitment Parties) and related communications or discussions in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement and any amendments or supplements thereto contemplated by the Merger Agreement and (iv) the information contained in Annex B to Moody’s and S&P; provided that such information is supplied only on a confidential basis after consultation with the Commitment Parties.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your respective subsidiaries or affiliates; provided, however, that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower and its obligations under the Senior Facilities, in each case, who are advised of the confidential nature of such information, (f) to Moody’s and S&P; provided that such information is limited to Annex B and is supplied only on a confidential basis after consultation with you or (g) for purposes of establishing a “due diligence” defense.  Each Commitment Party’s obligation under this provision shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date the definitive Loan Documents are entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Loan Documents shall supersede this provision.

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8.           Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of the Company or the Merger Party, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of the Company or the Merger Party, or (iii) have other relationships with either of you.  In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons.  Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Company, the Merger Party or such other entities.  The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.  Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to the Company or the Merger Party or to use such information on the Company’s or the Merger Party’s behalf.

Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers.  Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Commitment Party Group may have economic interests that conflict with yours, or your respective equity holders and/or affiliates.  You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and the Company or the Merger Party or your respective equity holders or affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and the Company, on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed (A) an advisory or fiduciary responsibility in favor of the Company or the Merger Party or your respective equity holders or affiliates with Company or the Merger Party or your respective equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise the Company, its equity holders or its affiliates on other matters) or any other obligation to the Company or the Merger Party except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of the Company, its management, equity holders, affiliates, creditors or any other person.  Each of you acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You each agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or the Merger Party, in connection with such transactions or the process leading thereto.

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Without limiting any other provision of this Section 8, the Company and the Merger Party (i) expressly agree that this Commitment Letter and the Fee Letter are being addressed to each of you solely at your mutual request, (ii) acknowledge that circumstances may arise where the interests of the Company and the Merger Party hereunder and/or under the Fee Letter are adverse to one another and (iii) agree not to assert any claim that you might allege based on any actual or potential conflict arising from the fact that both of you are parties to this Commitment Letter and the Fee Letter including, but not limited to, any such claim arising or resulting from the separate retention by either of the Company or the Merger Party of any Commitment Party or any affiliate thereof as an advisor in connection with the Merger and such Commitment Party’s or such affiliate’s commitments, agreements and acts under this Commitment Letter.

In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning the Company, the Merger Party and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, each of the Company and the Merger Party (and each employee, representative or other agent of the Company and the Merger Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Senior Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.           Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Merger, (ii) the abandonment or termination of the definitive documentation for the Merger (including the exhibits, schedules and all related documents) (the “Merger Agreement”), (iii) a material breach by the Company or the Merger Party under this Commitment Letter or the Fee Letter and (iv) February 28, 2011, unless the closing of the Senior Facilities, on the terms and subject to the conditions contained herein, has been consummated on or before such date.

The provisions set forth under Sections 3, 4, 5 (including Annex A) and 7 hereof and this Section 9 hereof will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered.  The provisions set forth under Sections 5 (including Annex A) and 7 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder.

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The Company and the Merger Party each agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan in the City of New York, and the Company and the Merger Party each agree to submit to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto.  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  The Merger Party shall provide evidence that it has appointed CT Corporation, as its agent for service of process for purpose of the submission to jurisdiction set forth above.

The Commitment Parties hereby notify the Company and the Merger Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf or tif format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Senior Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Senior Facilities.

[Remainder of page intentionally left blank]

10

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on June 21, 2010, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

Very truly yours,
GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Alexis Maged
Authorized Signatory

Commitment Letter Signature Page

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Christy Silvester
Name: Christy Silvester
Title: Executive Director

Commitment Letter Signature Page

JEFFERIES GROUP, INC.

By:	/s/ Charles J. Hendrickson
Name: Charles J. Hendrickson
Title: Managing Director

Commitment Letter Signature Page

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

VALEANT PHARMACEUTICALS
INTERNATIONAL

By:	/s/ J. Michael Pearson
Name: J. Michael Pearson
Title: Chief Executive Officer

Commitment Letter Signature Page

BIOVAIL CORPORATION

By:	/s/ MJ Mulligan
Name: MJ Mulligan
Title: Chief Financial Officer

Commitment Letter Signature Page

Annex A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company or the Merger Party in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters’), the Company and the Merger Party each agree to periodically reimburse each Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  The Company and the Merger Party each also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters.  If for any reason the foregoing indemnification is unavailable to any Commitment Party or insufficient to hold it harmless, then the Company and the Merger Party will contribute to the amount paid or payable by the Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (:) the Company and the Merger Party and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Commitment Parties on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and the Merger Party and their respective affiliates, shareholders, partners, members or other equity holders and (ii) the Commitment Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company and the Merger Party under this paragraph will be in addition to any liability which the Company or the Merger Party may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Merger Party, each Commitment Party, any such affiliate and any such person.  The Company and the Merger Party each also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Company or the Merger Party or any person asserting claims on behalf of or in right of the Company or the Merger Party or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company, the Merger Party or their respective affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.  Each of the Company and the Merger Party agree that, notwithstanding anything in this Commitment Letter to the contrary and without limiting the Commitment Parties rights, remedies and defenses thereunder, in no event shall the Commitment Parties or their partners, members, directors, agents, employees, controlling persons or affiliates be liable (in the aggregate) to the Company or the Merger Party (or their respective shareholders, partners, members or other equity holders) for damages under this Commitment Letter or the Fee Letter or related to the financing contemplated thereby in an amount in excess of $100.0 million.

Annex A-1

Neither the Company nor the Merger Party will be required to indemnify any Commitment Parties for any amount paid or payable by such Commitment Party in the settlement of any action, proceeding or investigation without such party’s consent, which consent will not be unreasonably withheld or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that the Company or the Merger Party, as applicable, were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume.  The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A-2

Annex B

Summary of the Senior Facilities

This Summary outlines certain terms of the Senior Facilities referred to in the Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Valeant Pharmaceuticals International (the “Borrower”).
Guarantors:
Biovail Corporation (the “Parent”) and, subject to exclusions to be mutually agreed upon by the Borrower and the Administrative Agent, each of the Parent’s existing and subsequently acquired or organized subsidiaries (other than foreign subsidiaries of the Borrower) (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Senior Facilities; provided that Parent and its existing subsidiaries immediately prior to the Merger shall only be Guarantors upon and after the consummation of the Merger.

Purpose/Use of Proceeds:
The proceeds of the Term Facilities will be used to fund the Refinancing, the Dividend, the Post-Merger Special Dividend and all fees and expenses in connection with the Merger (such fees and expenses, the “Transaction Expenses”).  Amounts available under the Revolving Facility will be used to finance transaction expenses related to the Merger, for permitted capital expenditures and permitted acquisitions (subject to customary conditions and pro forma financial tests to be agreed), to provide for the ongoing working capital requirements of Parent and its subsidiaries following the Merger and for general corporate purposes.

Joint Lead Arrangers, Joint Bookrunners and Syndication Agents:
Goldman Sachs Lending Partners LLC (“GSLP”), Jefferies Group, Inc. (“Jefferies”) and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley” and together with GSLP and Jefferies, in their capacities as Joint Lead Arrangers, Joint Bookrunners and Syndication Agents, the “Arrangers”).

Administrative Agent:	Goldman Sachs Lending Partners LLC (in such capacity, the “Administrative Agent”).
Lenders:	Goldman Sachs Bank USA, Morgan Stanley and Jefferies and/or other financial institutions selected by the Arrangers (each, a “Lender” and, collectively, the “Lenders”).
Amount of Senior Facilities:	Up to $3,022.0 million of senior secured bank financing to include:
(i) $500.0 million of a senior secured term loan A (the “Term A Facility”) which will be available on the Closing Date to fund the Refinancing;

Annex B-1

(ii)
up to $2,272.0 million of senior secured term loan B (the “Term B Facility” and, together with the Term A Facility, the “Term Facilities”): (i) up to $1,972.0 million of which will be available on the Closing Date to fund, in part, the Refinancing and to fund the Dividend and (ii) $300.0 million of which shall be available on a delayed-draw basis, each as set forth below under “Availability”; and

(ii)
a $250.0 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facilities, the “Senior Facilities”).  The Revolving Facility (including any Letters of Credit issued thereunder) shall be made available in U.S. dollars.

The amount of the Initial Draw under the Term B Facility (as defined below) shall be reduced dollar-for-dollar by (i) the net proceeds of any Securities issued after the date hereof and prior to the Closing Date, (ii) the aggregate principal amount of the Existing Notes that will remain outstanding on and after the Closing Date, after giving effect to the making of the loans under the Senior Facilities and the Refinancing and (iii) 50% of the net proceeds from the sale of properties or assets or any interests therein that, individually or in a series of related transactions, generate net proceeds in excess of $25.0 million, until the aggregate net proceeds after the date hereof equals $400.0 million and then 100% of any additional asset sale proceeds (except for sales of pharmaceutical products in the ordinary course of business, which shall not be subject to this clause (iii)).

Incremental Facility:
On or before the final maturity date of each the Senior Facilities, the Borrower will have the right, but not the obligation, to increase the amount of the Term B Facility by incurring an incremental term loan facility (the “Incremental Facility”) in an aggregate principal amount not to exceed $250.0 million; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and (iii) (a) the yield applicable to the Incremental Facility will not be more than 0.25% higher than the corresponding interest rate for the existing Term B Facility, unless the interest rate margins with respect to the Term B Facility is increased by an amount equal to the difference between the yield with respect to the Incremental Facility and the corresponding interest rate on the Term B Facility, minus 0.25%, (b) the maturity date applicable to the Incremental Facility will not be earlier than the maturity date of the Term B Facility, (c) the weighted average life to maturity of the Incremental Facility will not be shorter than the then remaining weighted average life to maturity of the Term B Facility and (d) all other terms (other than pricing and amortization) of the Incremental Facility, if not consistent with the terms of the existing Term B Facility (except as permitted by subclauses (a), (b) and (c) of this clause (iii), must be reasonably acceptable to the Administrative Agent.  Such increased amounts will be provided by existing Lenders or other persons who become Lenders in connection therewith; provided that no existing Lender will be obligated to provide any such increased portion of the Senior Facilities.

Annex B-2

Availability:
Term A Facility: The entire $500.0 million of the Term A Facility will be available on the Closing Date to fund, in part, the Refinancing and the Transaction Expenses, upon satisfaction of the Initial Draw Conditions (as defined in Annex C to the Commitment Letter).

Term B Facility: Two drawings may be made under the Term B Facility.  The first drawing under the Term Facility (the “Initial Draw”) may be made on the Closing Date to fund, in part, the Refinancing and the Transaction Expenses, upon satisfaction of the Initial Draw Conditions.  The second drawing under the Term B Facility (the “Second Draw”) may be made on the Closing Date to fund the Dividend, upon satisfaction of the Second Draw Conditions (as defined in Annex C to the Commitment Letter).

Delayed-Draw Term B Facility: $300.0 million of the Term B Facility (the “Delayed-Draw Tranche”) will be available to the Borrower on a delayed-draw basis to fund the Post-Merger Special Dividend on or prior to the later of (i) December 31, 2010 or (ii) 60 days after the Closing Date.

Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed on and after the Closing Date until the maturity date thereof, including on the Closing Date to fund any original issue discount or upfront fees resulting from the Commitment Party’s exercise of rights under the “Market Flex” provisions of the Fee Letter; provided that after giving effect to all such borrowings on the Closing Date there remains at least $100.0 million of undrawn availability under the Revolving Facility.

Maturities:	Term A Facility: 5 year anniversary of the Closing Date. Term B Facility: 6 year anniversary of the Closing Date. Revolving Facility: 4.5 year anniversary of the Closing Date.
Closing Date:	The date on or before February 28, 2011 on which the initial borrowings under the Term Facilities are made, upon satisfaction of the Initial Draw Conditions (the “Closing Date”).
Amoritization:
Term A Facility: The outstanding principal amount of the Term A Facility will be payable as follows: 10% in years 1 and 2, 20% in years 3 and 4, with the remaining balance due at the maturity of the Term A Facility.

Term B Facility:  The outstanding principal amount of the Term B Facility will be payable in equal quarterly amounts of 1% per annum, with the remaining balance due at the maturity of the Term B Facility.

Revolving Facility:  None.

Annex B-3

Swing Line Loans:	At the option of the Lender providing such swing line loans, a portion of the Revolving Facility to be agreed upon may be made available as swing line loans.
Letters of Credit:
At the option of the issuing bank providing such Letter of Credit, a portion of the Revolving Facility to be agreed upon may be made available for the issuance of letters of credit by an issuing bank to be agreed (“Letters of Credit”).

Interest Rate:	All amounts outstanding under the Senior Facilities will bear interest, at the Borrower’s option, as follows:
With respect to loans made under the Term A Facility and the Revolving Facility:
	(i)	at the Base Rate plus 3.50% per annum; or
	(ii)	at the reserve adjusted Eurodollar Rate plus 4.50% per annum;
With respect to loans made under the Term B Facility:
	(i)	at the Base Rate plus 3.75% per annum; or
	(ii)	at the reserve adjusted Eurodollar Rate plus 4.75% per annum;

provided, that the interest rate margins for the Senior Facilities set forth in clauses (i) and (ii) above with respect to each of the Term A Facility, the Term B Facility and the Revolving Facility shall be (x) decreased by 0.25% if the credit ratings for the Senior Facilities are at least Ba3 (stable) from Moody’s and BB- (stable) from S&P prior to the Closing Date and (y) increased by 0.75% if the credit rating for the Senior Facilities is B2 (stable) or lower from Moody’s or B (stable) or lower from S&P prior to the Closing Date.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject, in the case of the Term B Facility only, to a reserve adjusted Eurodollar Rate “floor” of 1.75% and a Base Rate “floor” of 2.75%.  In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans.  After the occurrence and during the continuance of an Event of Default, interest on all amounts then outstanding will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Annex B-4

Interest Payments:
Quarterly for loans bearing interest by reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months and any other period mutually agreed upon by the Borrower and the Lenders under the Revolving Facility) for loans bearing interest by reference to the Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366 day year with respect to loans bearing interest by reference to the Base Rate).

Interest Rate Protection:
Within 90 days after the Closing Date, the Borrower will obtain from a counterparty satisfactory to the Administrative Agent interest rate protection through interest rate swaps, caps or other agreements satisfactory to the Administrative Agent against increases in the interest rates with respect to a notional amount of indebtedness such that not less than 35% of the total funded indebtedness of the Parent and its subsidiaries outstanding as of the Closing Date will be either (i) subject to such interest rate protection agreements or (ii) fixed rate indebtedness, in each case for a period of not less than three years.

Funding Protection:
Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.  The Loan Documents will contain customary Lender mitigation and replacement provisions.

Commitment Fees:
Commitment fees equal to 0.75% per annum times the daily average undrawn portion of the Revolving Facility (reduced by the amount of Letters of Credit issued and outstanding) will accrue from the Closing Date and will be payable quarterly in arrears.

Delayed Draw Fee:	Commitment fees equal to 0.75% per annum times the undrawn amount of commitments under the Delayed-Draw Tranche will accrue from the Closing Date and will be payable quarterly in arrears.
Letters of Credit Fees:
A fee equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Facility.  In addition, a fronting fee, to be agreed upon between the issuer of each Letter of Credit and the Borrower, will be payable to such issuer, as well as certain customary fees assessed thereby.

Voluntary Prepayments	The Senior Facilities may be prepaid in whole or in part without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Facilities will be applied to scheduled amortization payments as directed by the Borrower.

Annex B-5

Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain customary basket amounts to be negotiated in the definitive Loan Documents):
1.
Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of Parent or its subsidiaries (in excess of certain thresholds and subject to certain exceptions to be determined), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds that are reinvested in other assets useful in the business of the Parent and its subsidiaries within one year of receipt thereof.

2.
Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Parent or its subsidiaries, other than net cash proceeds that are reinvested in other assets useful in the business of Parent and its subsidiaries (or used to replace damaged or destroyed assets) within one year of receipt thereof.

3.
Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Parent or its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents and other exceptions to be agreed), payable no later than the first business day following the date of receipt.

4.
Equity Offerings: Prepayments in an amount equal to 50% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of the net cash proceeds received from the issuance of equity securities of Parent, the Borrower or their respective subsidiaries (other than issuances pursuant to employee stock plans and other exceptions to be mutually agreed upon by the Borrower and the Administrative Agent).

5.
Excess Cash Flow: Prepayments in an amount equal to 50% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of “excess cash flow” (to be defined in the applicable Loan Document), payable within 90 days of fiscal year-end (commencing for the fiscal year ended December 31, 2011); provided that voluntary prepayments of loans under the Revolving Facility (to the extent accompanied by a permanent commitment reduction in like amount) or the Term Facilities (other than, in each case, prepayments funded with the proceeds of incurrences of indebtedness, equity issuances or contributions or asset dispositions) shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis.

Annex B-6

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied first pro rata to the Term Facilities (and applied pro rata to remaining scheduled amortization payments and the payments at final maturity); provided that, at the election of holders of loans under the Term B Facility, the portion of proceeds otherwise allocable thereto may be allocated to repay the loans under Term A Facility in full prior to prepayment of the loans under the Term B Facility held by such holders; and, second, to outstanding loans under the Revolving Facility.

Security:
The Senior Facilities, each Guarantee and any interest rate and currency hedging obligations of the Borrower or any Guarantor owed to the Administrative Agent, the Arrangers, any Lender or any affiliate of the Administrative Agent, the Arrangers or any Lender (the “Hedging Obligations”) will be secured by first priority security interests in substantially all assets, including, without limitation, substantially all personal, material and owned real and mixed property of the Borrower and the Guarantors (except as otherwise agreed to by the Arrangers or set forth below).  In addition, the Senior Facilities will be secured by a first priority security interest in 100% of the capital stock of the Borrower and each domestic subsidiary of the Borrower, 65% of the capital stock of each foreign subsidiary of the Borrower, and 100% of the capital stock of each subsidiary of the Parent that is not also a subsidiary of the Borrower, and all intercompany debt.  All security arrangements relating to the Senior Facilities and the Hedging Obligations will be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers and, subject to the limitations set forth in the Commitment Letter, will be perfected on the Closing Date; provided, that with respect to guarantees and collateral documentation regarding the Merger Party, such documentation shall be been delivered in escrow to counsel to the Arrangers pursuant to instructions providing for the release and effectiveness of such documentation concurrently with the effectiveness of the Merger as set forth in the Merger Certificate (as defined in Annex C to the Commitment Letter).

Annex B-7

Notwithstanding the foregoing, the collateral shall not include: (a) motor vehicles and other assets subject to certificates of title, (b) letter of credit rights (other than letter of credit rights that are supporting obligations), (c) deposit accounts the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses, (d) equity interests in any person that is not a direct or indirect wholly owned subsidiary of the Parent (with subsidiaries the minority interest in which is held by management, directors or employees of the Parent or its subsidiaries or consists of rolled-over equity to be treated as wholly owned for purposes of the foregoing) if the organizational or governance documents of such person prohibit the grant of a security interest therein without the consent of any third party, (e) any license, contract or agreement if the grant of a security interest therein would result in a breach thereof (other than to the extent that any such provision would be rendered ineffective pursuant to applicable provisions of the UCC), (f) any equipment owned by the Borrower or any Guarantor that is subject to a purchase money security interest if the agreement pursuant to which such purchase money security interest has been granted prohibits a grant of a security interest therein without the consent of any third party, (g) leasehold interests and (f) other assets (including owned real property and commercial tort claims) if the Administrative Agent, in consultation with the Borrower, determines that the cost or burden of creating or perfecting a security interest therein shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

Representations and Warranties:
The credit agreement for the Senior Facilities will contain representations and warranties by the Borrower (with respect to the Parent, the Borrower and their respective subsidiaries) as to the following matters: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; creation, perfection and priority of security interests; no conflicts; governmental consents; historical and projected financial condition; no material adverse change; no restricted junior payments; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; solvency of the Parent, Borrower and each of the Guarantors, subject to customary assumptions regarding credit support; compliance with laws; full disclosure; and Patriot Act and other related matters.

Covenants:
The definitive Loan Documents for the Senior Facilities will contain financial, affirmative and negative covenants by each of the Parent and the Borrower (with respect to Parent and the Borrower and their subsidiaries) that consist of the following:

- financial covenants:
maximum total leverage ratio, minimum total interest coverage, maximum capital expenditures, with financial definitions and covenant levels to be mutually agreed upon by the Borrower and the Arrangers, and

Annex B-8

- affirmative covenants:
delivery of financial statements and other reports (including the identification of information as suitable for distribution to Public Lenders); maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; cooperation with syndication efforts; books and records; inspections; annual lender meetings; compliance with laws; environmental matters; additional collateral and guarantors; maintenance of corporate level and facility level ratings; and further assurances, including, in each case, exceptions and baskets to be mutually agreed upon by the Borrower and the Arrangers, and

- negative covenants:
limitations with respect to other indebtedness; liens; negative pledges; restricted junior payments (e.g., no dividends, redemptions or voluntary payments on certain debt); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; transactions with affiliates; conduct of business; amendments and waivers of organizational documents, junior indebtedness and other material agreements; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon by the Borrower and the Arrangers (including, without limitation, to the limitation on restricted junior payments to permit the Dividend and the Post-Merger Special Dividend).

Events of Default:
The definitive Loan Documents for the Senior Facilities will include events of default (and usual and customary grace periods) that consist of the following: failure to make payments when due, cross-default under material indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, invalidity of security interests in collateral, invalidity of guarantees and “change of control” (to be defined in a manner to be mutually agreed upon by the Borrower and the Arrangers).

Conditions Precedent to the Initial Draw and the Second Draw:
The several obligations of the Lenders to make loans to the Borrower in respect of the Initial Draw and the Second Draw will be subject to the conditions precedent referred to in the Commitment Letter and listed on Annex C attached to the Commitment Letter.

Conditions to All Borrowings:
The making of each extension of credit under the Senior Facilities will be subject to (a) prior written notice of borrowing, (b) the accuracy of representations and warranties that are qualified by materiality and the accuracy in all material respects of the representations and warranties not so qualified (subject to the limitations set forth in the Commitment Letter) and (c) after the Closing Date, the absence of any default or event of default.

Annex B-9

Notwithstanding the foregoing, any fact or matter that would cause a default or event of default on the Closing Date had clause (c) been applicable on the Closing Date shall not result in a failed condition to borrowing on the Closing Date, but, unless cured or waived in accordance with the terms of the Loan Documents, shall constitute a default or event of default, as applicable, immediately thereafter.

In addition, as conditions to the funding of the Delayed-Draw Tranche, (i) the Merger shall have been consummated and become effective and (ii) the Parent shall have declared the Post-Merger Special Dividend to its shareholders.

Assignments and Participations:
The Lenders may assign all or, in an amount of not less than (x) $2.5 million with respect to each of the Term A Facility and the Revolving Facility and (y) $1.0 million with respect to the Term B Facility, any part of, their respective shares of the Senior Facilities to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents) which, in the case of assignments with respect to the Term A Facility and the Revolving Facility (except in the case of assignments made by or to Goldman Sachs), are reasonably acceptable to the Administrative Agent and (except during the existence of an Event of Default) the Borrower, each such consent not to be unreasonably withheld or delayed.  Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided, that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements.  A $3,500 processing fee will be required in connection with any such assignment.  The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their respective shares of the Senior Facilities.

Requisite Lenders:
Amendments and waivers will require the approval of Lenders holding more than 50% of total commitments or exposure under the Senior Facilities, except that (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans under either the Revolving Facility or the Term Facilities will not be effective without the approval of holders of more than 50% of such class of loans and (y) with respect to matters relating to the interest rates, maturity, amortization, certain collateral issues and the definition of Requisite Lenders, consent of each Lender directly and adversely affected thereby shall be required.

Taxes:
The Senior Facilities will provide that all payments are to be made free and clear of any taxes (other than franchise taxes, taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever not in existence on the date on which the applicable institution became a Lender.  Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Annex B-10

Indemnity:
The Senior Facilities will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Borrower, the Arrangers, the Administrative Agent and the Lenders.

Governing Law and Jurisdiction:
The Senior Facilities will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury.  New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Arrangers and Administrative Agent:	Cahill Gordon & Reindel LLP.

The foregoing is intended to summarize certain basic terms of the Senior Facilities.  It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Senior Facilities.  Any terms to be set forth in the Loan Documents that are not otherwise set forth in this Summary of Senior Facilities shall be reasonably acceptable to each of the Borrower and the Administrative Agent.

Annex B-11

Annex C

Summary of Conditions Precedent to the Senior Facilities

This Summary of Conditions Precedent outlines the conditions precedent to the Senior Facilities referred to in the Commitment Letter, of which this Annex C is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

A.
Initial Draw Conditions:  The conditions to the Initial Draw (the “Initial Draw Conditions”) shall consist of the following (together with any other conditions to funding expressly set forth in the Commitment Letter and in Annex B thereto):

1.
Acquisition:  The terms of the Merger Agreement (including the exhibits, schedules, disclosure letters and all related documents) will be reasonably satisfactory to the Arrangers; provided that the Arrangers acknowledge that the Merger Agreement draft dated as of June 20, 2010 is reasonably acceptable to the Arrangers.  All conditions precedent to the consummation of the Merger in the Merger Agreement dated as of June 20, 2010 shall have been satisfied or waived, without giving effect to any amendments thereto or any waivers or consents that are materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case without the consent of the Arrangers (provided that any (i) change in the form of Merger consideration, (ii) any increase in the Merger consideration or (iii) any decrease in the Merger consideration that is not accompanied by a corresponding dollar-for-dollar reduction in the Dividend and the amount of the Term B Facility, shall be deemed to be materially adverse and require the consent of the Arrangers).

2.
Existing Indebtedness of the Company:  There will not exist (pro forma for the Merger and the financing thereof) any default or event of default under the Company’s 3.0% Convertible Subordinated Notes due 2010 or 4.0% Convertible Subordinated Notes due 2013 (together, the “Convertible Notes”).  Concurrently with the consummation of the Merger and after giving effect to the financing thereof, the Company shall not have any material indebtedness outstanding other than (i) under the Senior Facilities, as contemplated by the Commitment Letter, (ii) the Securities, if issued, and (iii) the Company’s 3.0% Convertible Subordinated Notes due 2010 and 4.0% Convertible Subordinated Notes due 2013.  On or prior to the Closing Date, the Company shall have:

a.
either (i) issued an irrevocable call notice with respect to all of the Existing Notes in accordance with the terms of the indentures governing the Existing Notes and on terms reasonably acceptable to the Commitment Parties or (ii) (A) consummated a tender offer (the “Tender Offer”) with respect to each of the Existing Notes and solicited consents to amendments to the indentures (the “Supplemental Indentures”) related thereto that will eliminate substantially all the covenants contained therein on terms reasonably acceptable to the Commitment Parties, (B) accepted for purchase at least 50.1% of each of the 2016 Notes and the 2020 Notes and (C) entered into the Supplemental Indentures related to each of the 2016 Notes and the 2020 Notes on terms reasonably acceptable to the Commitment Parties; and

b.
repaid in full, terminated and released all liens relating to the Company’s credit and guaranty agreement, dated as of May 26, 2010, between the Company, the guarantors party thereto, GSLP as sole lead arranger and GS Bank, as administrative agent and collateral agent (the “Existing GSLP Facility”).

Annex C-1

3.
Financial Statements.  The Arrangers shall have received (i) at least 30 days prior to the Closing Date, audited financial statements of the Company and the Merger Party for each of the three fiscal years immediately preceding the Merger ended more than 90 days prior to the Closing Date; (ii) as soon as internal financial statements are available, and in any event at least 5 days prior to the Closing Date, unaudited financial statements for any fiscal quarter of the Company and the Merger Party ended after the date of the most recent audited financial statements of such person and more than 45 days prior to the Closing Date; and (iii) customary pro forma financial statements, giving effect to the Merger, the Refinancing, the Dividend, the Senior Facilities and/or Securities and any borrowings thereunder.

4.
Performance of Obligations.  All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Commitment Parties, the Arrangers, the Administrative Agent or the Lenders on the Closing Date shall have been paid to the extent due and the Company and the Merger Party shall have complied in all material respects with all of their respective obligations under the Commitment Letter and the Fee Letter.

5.
Customary Closing Documents.  The Arrangers shall be satisfied that the Company and the Merger Party have complied with the following closing conditions and delivered the following customary documentation relating to the Borrower and all of the Guarantors (including the Merger Party): (i) the delivery of customary legal opinions, corporate records and documents from public officials, lien searches and officer’s certificates as to the Borrower and each of the Guarantors; (ii) absence of pending or ongoing litigation seeking to enjoin the Merger that could reasonably be expected to result in an injunction of the Merger after the funding of the Senior Facilities; (iii) obtaining material third party and governmental consents necessary in connection with the Merger or the financings thereof; (iv) evidence of authority; (v) subject to the limitations set forth in the Commitment Letter, perfection of liens, pledges, and mortgages on the collateral securing the Senior Facilities; (vi) delivery of satisfactory commitments for title insurance; (vii) evidence of customary insurance; and (viii) delivery of a solvency certificate from the chief financial officer of the Borrower in form and substance, and with supporting documentation, reasonably satisfactory to the Administrative Agent, as to the Borrower, Parent and each Guarantor. The Arrangers will have received at least 10 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested at least 15 days prior to the Closing Date; provided, that with respect to guarantees and collateral documentation regarding Parent and each of the Guarantors that is not a subsidiary of the Borrower, such documentation shall be been delivered in escrow to counsel to the Arrangers pursuant to instructions providing for the release and effectiveness of such documentation concurrently with the effectiveness of the Merger as set forth in the Merger Certificate (as defined below).

6.
Maximum Leverage Ratio.  At the time of funding, the total amount of indebtedness will be limited such that the ratio of (i) total indebtedness for Parent and its subsidiaries as of the Closing Date (assuming the consummation of the Merger) to (ii) pro forma consolidated adjusted EBITDA (calculated in accordance with Regulation S-X together with such additional adjustments as the Arrangers agree are appropriate, but not including any synergies relating to the Merger) for the latest four-quarter period for which financial statements are then publicly available will not be greater than 3.75:1.00.

Annex C-2

B.
Second Draw Conditions: In addition to the continued satisfaction of the Initial Draw Conditions, the Second Draw shall be subject to the following additional conditions (collectively with the Initial Draw Conditions, the “Second Draw Conditions”):

1.
Merger Certificate: The certificate relating to the Merger (the “Merger Certificate”) shall be filed with the Delaware Secretary of State substantially concurrently with the funding of the Second Draw.  The Merger Certificate shall provide that the Merger shall become automatically effective at 12:01 a.m. (Eastern time) on the date following the filing of the Merger Certificate (without any additional conditions to effectiveness).

2.
Existing Indebtedness of the Merger Party: There will not exist (pro forma for the Merger and the financing thereof) any default or event of default under any material indebtedness of the Parent or its subsidiaries.  Pro forma for the consummation of the Merger, all material pre-existing indebtedness of the Merger Party (other than indebtedness outstanding under the Senior Facilities, any Securities, the Convertible Notes and the Parent’s 5.375% Convertible Notes due 2014) shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Arrangers and subject to exceptions to be mutually agreed upon.

Annex C-3